Exhibit 99.1

Avnet's Analyst Day Held in New York on December 14, 2004

    PHOENIX--(BUSINESS WIRE)--Oct. 18, 2004--Avnet, Inc. (NYSE:AVT) today announced it will host its 2004 Analyst Day at the New York Stock Exchange on Tuesday, December 14, 2004 starting at 8:00 am (Eastern) and concluding by 2:00 pm. Presenting at the event will be Roy Vallee, Avnet's Chairman and Chief Executive Officer; Ray Sadowski, Chief Financial Officer; Harley Feldberg, President, Electronics Marketing; and Rick Hamada, President, Technology Solutions.
    Avnet will be providing the investment community with a webcast of the days' events from 8:00 am until 12:00 pm. Local attendees will conclude with a lunch. Information regarding the webcast will be posted to Avnet's website. Interested parties should log on to the Web site at www.ir.avnet.com 15 minutes prior to the start of the event to register and download any necessary software.

    About Avnet

    Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet's Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

    CONTACT: Avnet
             Whitney Crutchley (Investor Relations), 480-643-7394 investorrelations@avnet.com